AMENDMENT No. 1 TO INVESTMENT MANAGEMENT AGREEMENT
     THIS AMENDMENT No. 1 (“Amendment”) to the Investment Agreement (“Agreement”) dated July 1, 2005 by and between Mercer Global Investments, Inc. (now known as Mercer Investment Management, Inc.), a Delaware Corporation (the “Advisor”) and MGI Funds (now known as Mercer Funds) (the “Trust”) is made effective as of the 23rd day of September 2011.
RECITALS
     WHEREAS, management of the Trust recommended that all “Mercer” related entities share the same “Mercer” naming conventions; and
     WHEREAS, the Board of Trustees of the Trust (the “Board”) approved that the MGI Funds be named as the “Mercer Funds” and each of the existing series of the Trust (the “Series”) be redesignated with the “Mercer” name; and
     WHEREAS, the Advisor has changed its name to Mercer Investment Management, Inc.; and
     WHEREAS, the Advisor has been retained to act as investment adviser pursuant to the Agreement with the Trust, a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future (the “Series”); and
     WHEREAS, the Board has approved the creation of a new series of the Trust, the Mercer Emerging Markets Equity Fund (the “Emerging Markets Fund” and together with the Series, the “Funds”); and
     WHEREAS, the Trust desires to retain the Advisor to render investment management and other services with respect to the Emerging Markets Fund, and the Advisor is willing to render such services on the terms and conditions contained in the Agreement; and
     WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Trust hereby employs the Advisor generally to manage the investment and reinvestment of the assets of each Fund listed on Schedule A hereto and the Advisor accepts such employment.

2.	The Advisor and the Trust acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.
MERCER INVESTMENT MANAGEMENT, INC.         MERCER FUNDS

By:	/s/ Thomas Murphy	By:	/s/ Rich Joseph

	Name: Thomas Murphy	Name: Rich Joseph
	Title: President	Title: Vice President, Treasurer and
Chief Financial Officer

Schedule A
as amended September 23, 2011

Investment Advisory Fee
	Assets Up to	Assets in Excess of
Series	$750 Million	$750 Million
Mercer US Large Cap Growth Equity Fund	0.55 of 1%	0.53 of 1%
Mercer US Large Cap Value Equity Fund	0.53 of 1%	0.51 of 1%
Mercer US Small/Mid Cap Growth Equity Fund	0.90 of 1%	N/A
Mercer US Small/Mid Cap Value Equity Fund	0.90 of 1%	N/A
Mercer Non-US Core Equity Fund	0.75 of 1%	0.73 of 1%
Mercer Emerging Markets Equity Fund	0.80 of 1%	N/A
Mercer Core Opportunistic Fixed Income Fund	0.35 of 1%	0.33 of 1%
Mercer US Short Maturity Fixed Income Fund	0.25 of 1%	0.23 of 1%